UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  May 11, 2011

Game Trading Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-141521	20-5433090
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10957 McCormick Road, Hunt Valley, Maryland	21031
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 316-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 12, 2011, Game Trading Technologies, Inc., (the “Company”) and its wholly owned subsidiary, Gamers Factory, Inc. (“Gamers” and collectively with the Company, the “Borrower”), entered into the second amendment (the “Second Amendment”) to the amended and restated loan agreement, dated November 23, 2010, as amended on January 28, 2011  (the “Amended Loan Agreement”) with Bank of America, N.A (the “Bank”).

The Second Amendment provides, among other things, that (i) the credit limit (x) is currently $3,858,285 and will increase upon certain events as set forth in the Second Amendment, (ii) the percentage of the balance due on Acceptable Receivables (as defined in the Amended Loan Agreement) in calculating the amount available under revolving line of credit to the Borrower has been reduced from 80% to 75%, (iii) the account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any “contra accounts” owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower, (iv) effective April 1, 2011, the interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus an additional margin of 800 basis points per annum and (v) the expiration date of the line of credit has been extended from May 21, 2011 until August 26, 2011, or such earlier date as provided in the Second Amendment.

The foregoing information is a summary of the agreement described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K.  Readers should review this agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2011, the board of directors of the Company appointed Thomas Wobber as a director of the Company, effective immediately.  There is no understanding or arrangement between Mr. Wobber and any other person pursuant to which Mr. Wobber was selected as a director of the Company.  Mr. Wobber does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.    Mr. Wobber will serve as chairman of our audit committee and as a member of our compensation and nominating committee.

In connection with his appointment as a director, Mr. Wobber received an option to purchase 60,000 shares of the Company’s common stock at a price of $1.80 per share, the closing price of the Company’s common stock as quoted on the Over-the-Counter Bulletin Board on May 11, 2011.  The options vest in three (3) equal annual installments of thirty-three and one-third percent (33 1/3%), the first installment to be exercisable on the date of grant, with an additional thirty-three and one-third percent (33 1/3%) becoming exercisable on each of May 11, 2012 and May 11, 2013, respectively.  These options were issued under the Company’s Amended and Restated 2009 Incentive Stock Plan.

Mr. Wobber is currently a Senior Manager with Bertz, Hess & Co., LLC, a business and financial consulting firm based in Lancaster, PA.  From 2004 to 2009, Thomas was an Audit manager and Internal Control Specialist with RSM McGladrey/McGladrey and Pullen, a member of RSM International, the sixth largest network of independent accounting, tax and consulting firms worldwide. Prior to that position, he was Senior Associate and Audit Manager with the Baltimore, Md.-based Reznick Group from 1999-2004.  Mr. Wobber received his B.B.A. in accounting from Loyola College of Maryland in 1994 . Mr. Wobber is a Certified Public Accountant and is a member of the American Association of Certified Public Accountants (AICPA) and Pennsylvania Association of Certified Public Accountants (PICPA).

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Second Amendment to Amended and Restated Loan Agreement, dated as of May 12, 2011, by and among Game Trading Technologies, Inc., Gamers Factory, Inc. and Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME TRADING TECHNOLOGIES, INC.

Date: May 16, 2011	By:	/s/ Richard Leimbach
Richard Leimbach
Chief Financial Officer

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